                                                                    Exhibit 5.02

                     Winthrop, Stimson, Putnam & Roberts
                              One Battery Park Plaza
                              New York, New York 10004
                              (212) 858-1000
                              Fax: (212) 858-1500


                                 May 19, 1999


Fenwick & West LLP
Two Palo Alto Square
Palo Alto, California  94306

     Re:  Exodus Communications, Inc.
     $250,000,000 aggregate principal amount of
     5% Convertible Subordinated Notes due March 15, 2006

Ladies and Gentlemen:

     Exodus Communications, Inc., a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to $250,000,000 aggregate principal amount of the Company's 5% Convertible Subordinated Notes due March 15, 2006 (the "Notes") and the shares of common stock of the Company issuable upon conversion of the Notes. The Notes were issued pursuant to an Indenture dated as of March 1, 1999 between the Company and Chase Manhattan Bank and Trust Company, National Association as Trustee (the "Indenture").

     In giving this opinion, we have examined copies of the Indenture, the Notes and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity with the original document of all documents submitted to us as certified or photostatic copies and the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us.

     We are members of the bar of the State of New York, and do not express any opinion herein as to matters governed by any law other than the law of the State of New York.

     Based upon the foregoing and the assumption that the Notes have been duly authorized, executed and delivered by the Company and duly authenticated by the Trustee and subject to the qualifications set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general application relating to or affecting creditors' rights, by general principles of equity (regardless of whether considered in a proceeding at law or in equity), including, without limitation, the availability or unavailability of equitable remedies, and by an implied covenant of good faith and fair dealing.

     We express no opinion as to the shares of common stock of the Company issuable upon conversion of the Notes.

     This opinion is delivered to you solely for your use in connection with the Registration Statement and may not be used or relied upon by you for any other purpose or by any other person without our prior written consent.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,

                                   /s/ Winthrop, Stimson, Putnam & Roberts